Exhibit 99.1

FOR INFORMATION CONTACT:

Elisha Finney (650) 424-6803

elisha.finney@varian.com

Spencer Sias (650) 424-5782

spencer.sias@varian.com

For Immediate Release:

Demand for New IGRT-Enabled Oncology Products Helped To Drive Strong Growth in Varian Medical Systems’ Fourth Quarter Fiscal 2005 Net Orders

Varian Displaying Multiple Products For IGRT at Annual ASTRO Meeting;
Investor Day Event at ASTRO Meeting

PALO ALTO, Calif., Oct. 17, 2005 – Varian Medical Systems, Inc. (NYSE:VAR) announced today that demand for new products for IGRT (image-guided radiation therapy) and stereotactic radiotherapy helped to drive strong net order growth for the company during the fourth quarter of fiscal 2005.  These products are among those being featured this week in Varian’s exhibit at the annual meeting of the American Society of Therapeutic Radiology and Oncology (ASTRO) in Denver.

“Demand for Varian’s IGRT-enabled products for more precise forms of radiation therapy and radiosurgery has escalated,” said Richard M. Levy, chairman and CEO of Varian Medical Systems.  “The strong demand is exemplified by the fact that the company has booked orders for more than 275 of its On-Board Imager™ product for IGRT since we introduced it in March of 2004 and more than 110 of those installations are complete or in progress.”

The company expects to report that fourth quarter net orders will increase by about 18 percent over the comparable period last fiscal year.  Management expects that the Oncology Systems business will show order growth of about 19 percent over the comparable period last fiscal year, with about 10 percent order growth in North America and about 33 percent in international markets versus their respective totals for the year-ago period.

Varian Medical Systems is making this announcement in conjunction with its annual investor meeting at ASTRO on Wednesday, Oct. 19, when management will focus on emerging technologies, including dynamic adaptive radiotherapy (DART), which utilizes the image-guided products.  Varian’s fourth quarter financial performance will not be a topic of discussion at this meeting.

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Varian Medical Systems’ management is scheduled to announce the company’s fourth quarter and fiscal year 2005 results, as well as its outlook for fiscal 2006, after the close of trading on the New York Stock Exchange on Wednesday, October 26, 2005.  A conference call is scheduled for 2 p.m. PT and can be accessed via the web at http://investor.varian.com or via telephone at
1-800-591-6942 (inside the U.S.) or 1-617-614-4909 (outside the U.S.) with confirmation code 64921762.  A replay of the conference call will be available on the web at http://investor.varian.com or via telephone at 1-888-286-8010 (inside the U.S.) or 1-617-801-6888 (outside the U.S.) with confirmation code 45760068.  The telephone replay will be accessible through 5 p.m. PT Friday, Oct. 28.

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Varian Medical Systems, Inc., (NYSE:VAR) of Palo Alto, California is the world’s leading manufacturer of integrated cancer therapy systems, which are used to treat thousands of patients per day.  The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications.  Varian Medical Systems employs approximately 3,500 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world.  Additional information is available on the company’s investor relations web site at www.varian.com

Forward Looking Statements

Except for historical information, this news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including market acceptance of or transition to new products or technology such as IMRT or IGRT; growth drivers; the company’s orders, revenues, backlog, or earnings growth; future financial results and any statements using the terms “expect,” “will,” “scheduled,” “continue,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include demand for the company’s products; the company’s ability to develop and commercialize new products; the impact of competitive products and pricing; the effect of economic conditions and currency exchange rates; the company’s ability to maintain or increase operating margins; the company’s ability to meet demand for manufacturing capacity; the effect of environmental claims and expenses; the company’s ability to protect the company’s intellectual property; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by sole purchasers of certain X-ray tubes; the impact of managed care initiatives or other health care reforms on capital expenditures and/or third-party reimbursement levels; the company’s ability to meet FDA and other regulatory requirements or product clearances; the potential loss of key distributors or key personnel; consolidation in the X-ray tubes market;  the possibility that material product liability claims could harm future revenues or require us to pay uninsured claims; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company’s business; the effect of changes in accounting principles; the risk of operations interruptions due to terrorism, disease (such as Severe Acute Respiratory Syndrome) or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.